Exhibit 10.3

[The Coca-Cola Company Letterhead]

April 27, 2017

Mr. Mark Randazza

Atlanta, Georgia

Dear Mark,

We are delighted to confirm your new position as Vice President, Assistant Controller and Principal Accounting Officer, Job Grade 17, with an effective date of May 1, 2017. You will report to Robin Moore. The information contained in this letter provides details of your new position.

•	Your principal place of assignment will be Atlanta, Georgia.

•	Your annual base salary will remain unchanged at $402,600.

•	You will continue to be eligible to participate in the annual Performance Incentive Plan. The target annual incentive for a Job Grade 17 is 45% of annual base salary. The actual amount of an incentive award may vary and is based on individual performance and the financial performance of the Company. Awards are made at the discretion of the Compensation Committee of the Board of Directors based upon recommendations by Senior Management. The plan may be modified from time to time.

•	You will continue to be eligible to participate in The Coca-Cola Company’s Long-Term Incentive program. Awards are made at the discretion of the Compensation Committee of the Board of Directors based upon recommendations by Senior Management. You will be eligible to receive long-term incentive awards within guidelines for the job grade assigned to your position and based upon your personal performance, Company performance, and leadership potential to add value to the Company in the future. As a discretionary program, the award timing, frequency, size and mix of award vehicles are variable.

•	If you have not done so already, you are required to enter into the Agreement on Confidentiality, Non-Competition, and Non-Solicitation, as well as the Agreement Covering Inventions, Discoveries, Copyrightable Material, Trade Secrets, and Confidential Information, effective immediately (enclosed).

•	This letter is provided as information and does not constitute an employment contract.

Mr. Mark Randazza

April 27, 2017

Mark, I feel certain that you will continue to find challenge, satisfaction and opportunity in this role and as we continue our journey during this important time.

Sincerely,

/s/ Kathy N. Waller

Kathy N. Waller

c:	Executive Compensation
GBS Executive Services

I, Mark Randazza, accept this offer:

Signature:	/s/ Mark Randazza

Date:	April 27, 2017